EXHIBIT 10.6  CHANGE IN CONTROL AGREEMENT BETWEEN THE BANK AND THE CHIEF
               FINANCIAL OFFICER DATED MAY 19, 1997.

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                               LENOX SAVINGS BANK
                           CHANGE IN CONTROL AGREEMENT


        This AGREEMENT is made effective as of May 19, 1997 by and between Lenox Savings Bank (the "Bank"), an Ohio chartered savings institution, with its principal administrative office at 5255 Beech Street, St. Bernard, Ohio, ("Bank"), and Lenox Bancorp, Inc. (the "Holding Company"), a corporation organized under the laws of the State of Ohio which is the holding company of the Bank and Michael P. Cooper ("Executive").

        WHEREAS, the Bank recognizes the substantial contribution Executive has made to the Bank and wishes to protect Executive's position therewith for the period provided in this Agreement; and

        WHEREAS, Executive has agreed to serve in the employ of the Bank.

        NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.      TERM OF AGREEMENT.

        The term this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement and continuing at each anniversary date thereafter, the Board of Directors of the Bank ("Board") may extend the Agreement for an additional year. The Board will review the Agreement and Executive's performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

2.      CHANGE IN CONTROL.

        (a) Upon the occurrence of a Change in Control of the Bank or the Holding Company (as herein defined) followed at any time during the term of this Agreement by the termination of Executive's employment, other than for Cause, as defined in Section 2(c) hereof, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 25 miles from its location immediately prior to the Change in Control; provided, however, the Executive may consent in writing to any such demotion, loss, reduction or relocation. The effect of any written consent of the Executive under this Section 2 (a) shall be strictly limited to the terms specified in such written consent.



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        (b) For purposes of this Plan, a "Change in Control" of the Bank or
Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in (A) a Change in Control of the Bank or the Holding Company within the meaning of the Change in Bank Control Act (""CBCA") and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (the "FDIC") at 12 C.F.R. ss. 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System ("FRB") at 12 C.F.R. ss. 225.41(b) with respect to the Holding Company, as in effect on the date hereof or (B) a transaction requiring prior FRB approval under the Bank Holding Company Act of 1956 ("BHCA") and the regulations promulgated thereunder by the FRB at 12 C.F.R. ss. 225.11, as in effect on the date hereof except for the Holding Company's acquisition of the Bank, provided that the Board shall substitute its judgment for that of the appropriate regulatory authority in applying the relevant definitions under the CBCA and the BHCA; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding securities except for any securities of the Bank purchased by the Holding Company in connection with the conversion of the Bank to the stock form and any securities purchased by any employee benefit plan of the Bank or the Holding Company, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Institution with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Institution or the Holding Company; or (E) a tender offer is made for 20% or more of the voting securities of the Institution or Holding Company then outstanding.

        (c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards of professional competence


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generally prevailing for officers having comparable positions in the savings institutions industry. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board at such meeting and which such meeting shall be held not more than 30 days from the date of notice during which period Executive may be suspended with pay), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options or limited rights granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

3.      TERMINATION BENEFITS.

        (a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by termination of the Executive's employment due to: (1) Executive's dismissal or (2) Executive's voluntary termination pursuant to Section 2(a), unless such termination is due to Termination for Cause, the Bank and the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to three (3) times Executive's average annual compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five years, such average annual compensation shall include any bonuses, and any other compensation paid or to be paid to Executive in any such year, the amount of benefits paid or accrued to Executive pursuant to any employee benefit plan maintained by the Bank or Holding Company in any such year and the amount of any contributions made or to be made on behalf of Executive pursuant to any employee benefit plan maintained by the Bank or the Holding Company in any such year. At the election of Executive, which election is to be made prior to a Change in Control, such payment shall be made in a lump sum. In the event that no election is made, payment to Executive will be made on a monthly basis in approximately equal installments during the remaining term of this Agreement.

        (b) Upon the occurrence of a Change in Control of the Bank or the Holding Company followed at any time during the term of this Agreement by Executive's voluntary or involuntary termination of employment, other than for Termination for Cause, the Bank shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Bank or Holding Company for Executive prior to his severance, except to the extent such coverage may be changed in its application to all Bank or Holding Company employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months from the Date of Termination.

        (c) Notwithstanding the preceding paragraphs of this Section 3, in the event that:


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     (i)  the aggregate payments or benefits to be made or afforded to
          Executive, which are deemed to be parachute payments as defined in
          Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor thereof, (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code; and

     (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Executive.

4.      NOTICE OF TERMINATION.

        (a) Any purported termination by the Bank or by Executive in connection with a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

        (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

        (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but


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not limited to his annual salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.

5.      SOURCE OF PAYMENTS.

        It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. Further, the Holding Company guarantees such payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

6.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

        This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

        Nothing in this Agreement shall confer upon Executive the right to continue in the employ of Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.      NO ATTACHMENT.

        (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

        (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.


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8.      MODIFICATION AND WAIVER.

        (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

        (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.      REGULATORY PROVISIONS.

        (a) The board of directors may terminate Executive's employment at any time, but any termination by the board of directors, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in
Section 2 herein above.

        (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818(e)(3) or (g)(1)) or by notice served by the Ohio Division of Financial Institutions, the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

        (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818(c)(4) or (g)(1)) or by notice served by the Ohio Division of Financial Institutions, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

        (d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or under the rules of the Ohio Division of Financial Institutions or otherwise under Ohio law, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

        (e) All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Federal Deposit Insurance Corporation ("FDIC") at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in

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Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Federal
Deposit Insurance Corporation at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

        (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. ss.1828(k) and any rules and regulations promulgated thereunder as well as the rules of the Ohio Division of Financial Institutions.

10.     REINSTATEMENT OF BENEFITS UNDER SECTION 9(b).

        In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice described in
Section 9(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 3 of this Agreement upon the Bank's receipt of a dismissal of charges in the Notice of Termination.

11.     SEVERABILITY.

        If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.     HEADINGS FOR REFERENCE ONLY.

        The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.

13.     GOVERNING LAW.

        The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio.

14.     ARBITRATION.

        Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty
(50) miles from the location of the Bank's main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be

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entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15.     PAYMENT OF COSTS AND LEGAL FEES.

        All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank (which payments are guaranteed by the Holding Company pursuant to Section 5 hereof) if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

16.     INDEMNIFICATION.

        The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Ohio law and as provided in the Holding Company's articles of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

17.     SUCCESSOR TO THE BANK

        The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.


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                                   SIGNATURES

        IN WITNESS WHEREOF, Lenox Savings Bank and Lenox Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the 19th day of May, 1997.


ATTEST:                           LENOX SAVINGS BANK

/s/ Richard L. Harmeyer           By:    /s/ Virginia M. Porowski
-----------------------------         -------------------------------------
Secretary                                Virginia M. Porowski
                                         President and Chief Executive Officer
SEAL


ATTEST:                           LENOX BANCORP, INC.
                                  (Guarantor)

/s/ Richard L. Harmeyer           By:    /s/ Virginia M. Porowski
-----------------------------         -------------------------------------
Secretary                                Virginia M. Porowski
                                         President and Chief Executive Officer
SEAL


WITNESS:

/s/ Richard O. Plunk              By:    /s/ Michael P. Cooper
-----------------------------         -------------------------------------
                                                Executive

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